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                                                                Exhibit 23.2


                      Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated June 3, 1998, with respect to the consolidated financial statements of Beacon Capital Partners, Inc., (ii) our report dated May 22, 1998, with respect to the combined historical summary of gross income and direct operating expenses of The Athenaeum Portfolio, (iii) our report dated May 22, 1998, with respect to the historical summary of gross income and direct operating expenses of Technology Square and The Draper Building, and (iv) our report dated July 1, 1998, with respect to the historical summary of gross income and direct operating expenses of The Breurig Portfolio, all included in pre-effective amendment No. 3 to the Registration Statement (Form S-11) and related Prospectus of Beacon Capital Partners, Inc. for the registration of 20,394,843 shares of its common stock.


                                              /s/ Ernst & Young LLP

                                               ERNST & YOUNG LLP

Boston, Massachusetts
October 15, 1998